EXHIBIT 10.31
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                                    AGREEMENT

Pfizer Inc, a Delaware corporation with a business address of 235 East 42nd Street, New York, NY 10017 and its Affiliates ("Pfizer"), and Bridgeline Software, Inc., with a business address of 10 Sixth Road, Woburn, MA 01801 ("Bridgeline"), enter into this Agreement for development of a usability study, information architecture and user interface design, training and other services as set forth in the Work Plan, attached to and made part of this Agreement as Exhibit A ("Work Plan"), on the following terms and conditions:

1.   DEFINITIONS:

     a. "Affiliates" means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with Pfizer Inc.

2. SCOPE OF WORK: The work to be performed by Bridgeline under this Agreement ("Services") shall be as set forth in the Work Plan. Bridgeline will complete the Services in a professional and diligent manner, on a schedule agreed to by the parties and at the price stated in the Work Plan. Bridgeline will design and deliver the user interface, software and associated documentation ("Custom Software"), create and manage the program management office for the development, launch, and deployment of Atlas software at Pfizer sites

3. TERM: The term of this Agreement is two years from the date of its execution by Bridgeline or until the completion of the work described in the Work Plan, whichever comes first.

4. PAYMENT: Pfizer will pay Bridgeline the sums set forth in the Work Plan in accordance with the payment schedule set forth in the Work Plan. All payments will be made within 30 days of receipt of, and acceptance by, Pfizer of an invoice from Bridgeline.

5.   OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS

         5.1 PFIZER PROPERTY. Materials and information provided by Pfizer remain Pfizer's property and will be treated as confidential Information.

         5.2 WORK PRODUCT. The user interface, documentation and embedded software produced by Bridgeline in performance of the Services ("Results") and delivered to Pfizer will belong to Pfizer, upon Pfizer's complete payment to Bridgeline for the services.

         5.3 BRIDGELINE PROPERTY. All Bridgeline technology embodied in the work product or incorporated into the Results, including without limitation, processes, methodologies, background technology, tools, source codes, templates, languages, documentation, and all intellectual property rights used to create or operate the Results will remain Bridgeline's property.


         5.4 Bridgeline hereby grants to Pfizer a non-exclusive, fully paid-up and royalty free, worldwide license, with the right to sublicense to Arity and Arity's sublicensees, to use such Bridgeline technology and intellectual property rights contained in the Results to the extent necessary for Pfizer and its

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                  sublicensees to make use of the Results alone or in
                  combination with other technology and information.

         5.5 NO RIGHTS GRANTED. With the exception of the rights granted to Pfizer in Section 5.2, 5.4 and 11, neither party conveys or licenses intellectual property of any kind to the other party.

         5.6 Bridgeline agrees to complete, at Pfizer's expense, but without further compensation to Bridgeline, any documents necessary for Pfizer to file patent applications and to prosecute patents with respect to such Results in Pfizer's name or Bridgeline's name, or both. Bridgeline will, if deemed necessary or desirable by Pfizer, on the same terms, execute an assignment of rights to Pfizer with respect to such patent applications or patents.

6. REPRESENTATION AND WARRANTY: Bridgeline represents and warrants to Pfizer that: (a) neither Bridgeline entering nor performing this Agreement will violate any right or breach any obligation to any third party under any agreement or arrangement between Bridgeline and such third party, (b) the Custom Software will not infringe the intellectual property rights of any third parties and no licenses, permissions or releases of third party rights are necessary for Bridgeline's development of the Custom Software in accordance with the terms of this Agreement, (c) all copyrightable matter licensed or assigned hereunder has been or will be created after the effective date of this Agreement by persons who were employees or contractors of Bridgeline at the time of creation, (d) the Services under this Agreement will be performed in a professional and workmanlike manner and all deliverables and Results will meet the relevant specifications therefore and (e) Bridgeline will obtain agreements with its employees and contractors sufficient to allow it to provide Pfizer with the assignments and licenses to intellectual property rights developed by them for Bridgeline.

     Except for the warranties made above, Bridgeline makes no warranties to any person or entity with respect to the services, the custom software, or any deliverables and disclaims all implied warranties, including without limitation warranties of merchantability, fitness for a particular purpose and non-infringement.

7. INFORMATION: For purposes of this Agreement, the term "Information" means Results and all written information relating to the Services, including but not limited to data; know-how; technical and non-technical materials which Pfizer delivers to Bridgeline pursuant to this Agreement, stamped "Confidential," and all oral material which Pfizer declares to be confidential and confirms such declaration in writing within 30 days of disclosure.

8. CONFIDENTIALITY: Bridgeline will maintain the Information in confidence with the same degree of care it holds its own confidential information. Bridgeline will not use the Information except to perform the Services. Bridgeline will disclose the Information only to its officers and employees directly concerned with carrying out the Work Plan, but will neither disclose the Information to any third party nor use the Information for any other purpose.

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9.   EXCEPTIONS TO CONFIDENTIALITY: Bridgeline's obligation of nondisclosure and the limitations upon the right to use the Information will not apply to the extent that Bridgeline can demonstrate that the Information: (a) was in the possession of Bridgeline prior to the time of disclosure; or (b) is or becomes public knowledge through no fault or omission of Bridgeline; or (c) is obtained by Bridgeline from a third party under no obligation of confidentiality to Pfizer; or (d) is required to be disclosed in order to comply with applicable law, regulation or court or administrative order.
     All Information will be returned to Pfizer upon termination of this Agreement for any reason, except for one copy, which Bridgeline may use for the sole purpose of determining its continuing confidentiality obligation to Pfizer under this Agreement.

10. MATERIALS: Bridgeline agrees to use the materials provided to Bridgeline pursuant to the Work Plan only to perform the Services under the terms and conditions of this Agreement, and to return to Pfizer or to destroy according to applicable regulatory guidelines, at Pfizer's request, any materials provided to Bridgeline by Pfizer remaining at the conclusion of the Services.

11. USE: During the contract term Bridgeline and Pfizer each grant to the other and to other Pfizer service providers supporting the Work Plan, a nonexclusive, worldwide, royalty-free license to make and use the other's Confidential Information and technology in order to conduct the Work Plan.

12. SURVIVAL OF CONFIDENTIALITY OBLIGATION: All confidentiality obligations of Bridgeline under this Agreement will survive the termination of this Agreement for a period of five years.

13. REPORTS: At periods specified in the Work Plan and at the conclusion of the Services, Bridgeline will provide to Pfizer reports summarizing conclusions in written or standard electronic format (e.g. PDF format) to summarize the completion of the work. Bridgeline also provide to Pfizer training documents and presentations as part of the reports.

14. RELATIONSHIP: Bridgeline will render the Services as an independent contractor and neither Bridgeline nor its employees are employees of Pfizer. Accordingly, neither Bridgeline nor its employees will (a) participate in Pfizer employee benefit plans nor receive any other compensation beyond that stated below, (b) have the power or authority to bind Pfizer or to assume or create any obligation or responsibility, express or implied, on Pfizer's part or in Pfizer's name, except as otherwise set forth in this Agreement, or (c) represent to any person or entity that Bridgeline or nay employee of Bridgeline has such power or authority.

15. INSURANCE: As an independent contractor, any personal injury or property damage suffered by Bridgeline, its employees, directors and officers in the course of carrying out any duties under this Agreement will be Bridgeline's sole responsibility, except to the extent such personal injury or property damage occurs on Pfizer's premises and is caused by Pfizer's negligence. No workers' compensation insurance will be obtained by Pfizer concerning Bridgeline. Bridgeline will comply with workers' compensation laws and will provide a certificate of workers' compensation insurance, where applicable.

16. NOTICES: Any notices permitted or required pursuant to this Agreement will be deemed effective if made in writing and sent, postage prepaid, return receipt requested, or by overnight delivery as follows:

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                  IF TO PFIZER:          Pfizer Global R&D Headquarters
                                         50 Pequot Avenue
                                         New London, CT 06320
                                         Attn.: Executive Vice President, PGRD
                                         with copy to: General Counsel, PGRD

                  IF TO BRIDGELINE:      Bridgeline Software, Inc.
                                         10 Sixth Road
                                         Woburn, MA 01801
                                         Attn: Gary Cebula
                                         Executive Vice President & CFO
                                         With a copy to: Bridgeline Counsel

17. ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between Pfizer and Bridgeline as to its subject matter. None of the terms of this Agreement will be amended except in a writing signed by both parties.

18. TERMINATION: Either party may terminate this Agreement with or without cause by giving 60 days notice to the other in writing. If Pfizer terminates this Agreement, Pfizer's only obligation will be to pay Bridgeline for the Services performed up to the date of termination, at the rates provided in the Work Plan.

19. BREACH: If either party breaches this Agreement, the other may terminate it if the breaching party does not cure the breach within 30 days of written notice of same. Termination will be without prejudice to any rights which may have been accrued to either party before termination.

20. FORCE MAJEURE: Neither Pfizer nor Bridgeline will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Bridgeline.

21. WARRANTY: Bridgeline warrants that the Services and any work product, provided to Pfizer pursuant to this Agreement will conform to the overall description, features, function and specifications set forth in the Work Plan.

22. AUTHORITY AND COMPLIANCE: Bridgeline represents and warrants that it has the right and authority to enter into and perform its obligations under this Agreement. Both Pfizer and Bridgeline will perform all of its obligations under this Agreement in accordance with all applicable governmental laws, rules and regulations.

23. PUBLICITY: No press releases or other statements in connection with this Agreement intended for use in the public or private media will be made by Pfizer or Bridgeline without the prior written consent of the other party. If either party is required by law or governmental regulation to describe its relationship to the other, it will promptly give the other party notice with a copy of any disclosure it proposes to make. In addition, Bridgeline will not use Pfizer's name in connection with any products, services, promotion, or advertising without Pfizer's prior written permission. In any such statements, it will accurately describe the scope and nature of the relationship and the work being conducted.

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24.  CHOICE OF LAW: This Agreement will be construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered by their duly authorized representatives.


BRIDGELINE INC.                       PFIZER INC

By: /s/ Gary M. Cebula                By: /s/ Jack A. Reynolds
    -------------------------             --------------------------
Name: Gary M. Cebula                      Jack A. Reynolds
Title: CFO                                Sr. Vice President, PGRD

Date: 12/16/05                        Date: 12/16/05
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